                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of our report dated March 14, 1997 on our audit of the Statement of Assets and Liabilities of Warburg, Pincus Trust II, comprised of the Fixed Income Portfolio and Global Fixed Income Portfolio, as of March 12, 1997 with respect to this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-19175) under the Securities Act of 1933 on Form N-1A. We also consent to the reference to our Firm under the heading "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 17, 1997